MSCM LLP
Chartered Accountants • Business Advisors

701 Evans Avenue
8th Floor
Toronto, Ontario Canada
M9C 1A3

telephone: (416) 626-6000
facsimile: (416) 626-8650
email: info@mscm.ca
website: www.mscm.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this annual report on Form 20F for the fiscal year ended June 30, 2009 of our report dated March 27, 2009 relating to the audit of the consolidated balance sheets of Pansoft Company Limited as at December 31, 2008 and 2007 and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for the years then ended.

MSCM LLP

Toronto, Canada
March 25, 2010